EXHIBIT 99.1

CRITICAL PATH NAMES STEPHEN C. RICHARDS TO
BOARD OF DIRECTORS

Company Adds Significant Financial Strength To Board Leadership

SAN FRANCISCO, CA (June 18, 2001) — Critical Path, Inc. (NASDAQ:CPTH), a global provider of Internet Messaging and Directory Infrastructure, has named Stephen Richards to the company’s board of directors. Richards has more than 23 years experience in finance at various companies, most recently at Network Associates, where he currently serves as chief financial officer. Richards replaces Amy Rao, CEO of Integrated Archive Systems, who will continue to serve as an advisor to Critical Path.

“As we complete the streamlining of Critical Path and focus on the growth of our core messaging and directory infrastructure business, we will benefit greatly from Steve’s financial and business acumen,” said David Hayden, Critical Path’s founder and executive chair. “Critical Path continues to be a viable business with the right product mix and the right market focus, and with the addition of Steve to the board, we are adding significant financial strength and experience to the company. The Board and I would also like to especially thank Amy Rao for her valuable contributions to Critical Path.

Prior to his current position as CFO at Network Associates, Richards served in several senior level executive positions with E*Trade Group, Inc. While with E*Trade Group, Richards held the positions of chief financial officer, senior vice president for strategic development, and senior vice president for electronic trading strategies. He joined the company prior to its successful initial public offering and played a key role in building the finance organization and determining the overall strategic direction of the company. Before joining E*Trade Group, Richards spent 12 years with Bear Stearns, serving as managing director and chief financial officer of the Correspondent Clearing Division. Richards received a B.A. in Statistics and Economics from the University of California,

Davis, and an MBA (Finance) from the University of California, Los Angeles. “I am excited to be a member of the Critical Path board, having followed the company for many years,” said Steve Richards. “A strong team is being assembled and the company is well positioned for growth — I’m looking forward to being part of its future.”

About Critical Path, Inc.

Critical Path Inc. (Nasdaq: CPTH) ignites the power of information for eBusiness by providing the Internet messaging infrastructure upon which the new economy is built. The Company is a single resource that powers the flow of mission-critical information through an integrated portfolio of secure messaging, directory, data integration and collaboration solutions. Critical Path’s technology strengthens all aspects of the eBusiness value chain by providing the messaging infrastructure that fuels customers’ new and existing eBusiness initiatives. Critical Path is headquartered in San Francisco, with offices worldwide. More information on Critical Path can be found at www.cp.net.

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Note to Editors: Critical Path and the Critical Path logo are the trademarks of Critical Path, Inc. All other trademarks are the property of their holders.

This press release contains forward-looking statements regarding the Company and its expectations, which involve certain risks and uncertainties. Factors that could cause the Company’s results to differ materially from its expectations include: failure to expand our sales and marketing activities; unplanned system interruptions and capacity constraints that could reduce our ability to provide messaging services and harm our business and our reputation; potential difficulties associated with strategic relationships; ability to respond to rapid technological change of the Internet messaging industry; competition; foreign currency fluctuations; failure to maintain or reduce operating expense levels; delays in customer orders; recognition of revenue from customers; problems related to managing the Company’s expected growth, including the ability to maintain or improve upon cost efficiencies; and the failure to realize savings due to perceived synergies of acquired businesses, including PeerLogic. These and other risks and uncertainties are described in more detail in the company’s Annual Report on Form 10-K filed April 5, 2001 and as amended on Form 10-K/A filed April 30, 2001 and with subsequent filings with the Securities and Exchange Commission ( www.sec.gov ).

Contact Information:
Critical Path, Inc	McGrath/Power
Tom Birkeland	Roger Fortier
(415) 808-8773	(408) 727-0351
Tbirkeland@cp.net	Rogerf@mcgpr.com